EXHIBIT 99.2

SMARTSERV                    Investor Contact:          Media Contacts:
[LOGO]                       Robert Pons                Yin Chang/Henry Feintuch
                             Chief Executive Officer    KCSA Public Relations
                             SmartServ Online, Inc.     212-896-1228 / 896-1212
                             610-397-0689, Ext. 202     ychang@kcsa.com /
                             rpons@smartserv.com        hfeintuch@kcsa.com
                             www.smartserv.com

For Immediate Release

                   SMARTSERV SIGNS STOCK PURCHASE AGREEMENTS
                   -----------------------------------------

                         WITH NREACH AND MOBILE AIRWAVES
                         -------------------------------

PLYMOUTH MEETING, PA., JANUARY 30, 2004 - SMARTSERV ONLINE, INC. (OTC: SSRV) announced today that it has executed stock purchase agreements to acquire nReach, Inc. and Mobile Airwaves, Inc. The closings of these acquisitions are subject to several conditions as described below.

nReach is an early-stage wireless content distribution company that sells a broad portfolio of popular mass-market cell phone content including ringtones, games, and on-device graphics - both direct to consumers and through wireless carriers. If the acquisition is successfully completed, nReach could provide SmartServ with direct access to a large consumer base through existing marketing agreements with large retailers including Best Buy, RadioShack and CVS.

Mobile Airwaves, an early stage enterprise software company, provides a server-based solution that enables wireless connectivity to email and personal information management data residing in corporate groupware applications, desktop and network based files and folders, and other enterprise applications from practically any data-enabled mobile device and over most wireless carrier networks. Developed to meet demanding enterprise requirements, Aqivo has been implemented by both federal agencies and large commercial enterprises. Upon a successful acquisition, SmartServ envisions the addition of Aqivo's e-mail enabling technology to SmartServ's suite of `bundled' products targeting individual users that want wireless access to e-mail accounts from mobile devices.

SmartServ has agreed to acquire all of the stock of nReach in exchange for 500,000 shares of SmartServ common stock. Upon completion of this acquisition, SmartServ will assume up to $100,000 of nReach's obligations. The nReach shareholders also may earn up to 916,667 additional shares of SmartServ common stock in the event SmartServ reaches certain revenue targets within five fiscal quarters following the closing of the transaction.

The agreement to acquire Mobile Airwaves, Inc. is in exchange for 1,126,500 shares of SmartServ common stock, plus loan forgiveness of $85,000. Upon completion of the acquisition, SmartServ will assume approximately $700,000 of Mobile Airwaves' obligations. The Mobile Airwaves shareholders may also earn up to 3,000,000 shares of SmartServ common stock in the event SmartServ reaches certain revenue targets within four fiscal quarters following the closing of this transaction.

The closing of each transaction is subject to customary closing conditions for these types of transactions, as well as the following closing conditions: (i) execution of the applicable stock purchase agreement by all selling shareholders and promissory note holders within 10 days of the initial execution of the applicable stock purchase agreement, (ii) completion by SmartServ of certain equity financing, (iii) SmartServ's satisfaction with the results of its due diligence investigation of each company, and (iv) execution of employment agreements with key individuals in each company.

"We believe that SmartServ has a unique combination of content assets and leading technology, that uniquely positions us to be a market leader in the wireless market for premium content, consumer and


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business  applications  and  voice  services,"  said  Robert  Pons,  SmartServ's president and CEO. "Both of these acquisitions complement SmartServ's existing technology and content assets to accelerate market penetration, as well as create a barrier to entry against competitive offerings in the marketplace."

There can be no assurances that SmartServ will be able to complete these acquisitions.

ABOUT SMARTSERV
SmartServ (OTC: SSRV) is a wireless applications service provider offering applications, development and hosting services. SmartServ's customer and distribution relationships exist across a network of wireless carriers, strategic partners, and a major financial institution. Our applications can be delivered via Java(TM) 2 Platform, Micro Edition (J2ME(TM)), QUALCOMM's Binary Runtime Environment for Wireless(TM) (BREW(TM)) solution, WAP and SMS, as well as RIM Blackberry and Pocket PC devices. For more information, please visit www.smartserv.com.

FORWARD-LOOKING STATEMENTS
This news release may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time-to-time by the Company are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, and are not limited to, potential fluctuations in quarterly results, the size and timing of awards and performances on contracts, dependence on large contracts and a limited number of customers, dependence on wireless and/or internet networks of third-parties for certain products and services, lengthy sales and implementation cycles, changes in management estimates incident to accounting for contracts, availability and cost of key components, market acceptance of new or enhanced products and services, proprietary technology and changing technology, competitive conditions, system performance, management of growth, the risk that the Company's current and future products and services may contain errors or be affected by technical problems that would be difficult and costly to detect and correct, dependence on key personnel and general economic and political conditions and other factors affecting spending by customers, and other risks described in the Company's filings with the Securities and Exchange Commission.

                                      # # #

Aqivo is a registered trademark of Mobile Airwaves, Inc.